UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2012

Legacy Reserves LP
(Exact name of registrant as specified in its charter)

Delaware	1-33249	16-1751069
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 W. Wall, Suite 1400	79701
Midland, Texas	(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code: (432) 689-5200

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Dan Westcott as Executive Vice President and Chief Financial Officer
On September 5, 2012, the Board of Directors (“Board”) of Legacy Reserves GP, LLC, the general partner (the “General Partner”) of Legacy Reserves LP (the “Partnership”), appointed James “Dan” Westcott, age 31, as Executive Vice President and Chief Financial Officer, effective September 24, 2012 (the “Effective Date”).
From July 2006 to his appointment at the Partnership, Mr. Westcott served as a Principal at GSO Capital Partners LP, a division of The Blackstone Group L.P., where he was involved in the sourcing, structuring, evaluation and management of debt and equity investments for public and private companies in the energy and power industries. From August 2004 to July 2006, Mr. Westcott worked as an investment banker at J.P. Morgan's Global Energy Group. Mr. Westcott is currently a Director of each of Bear Tracker Energy LLC, a private midstream company, Compass Well Services LLC, a private pressure pumping company, Energy Alloys LLC, a private global provider of oilfield metals solutions to the energy industry, and Peace Gospel International, a non-profit organization with charitable programs in Asia and Africa. Mr. Westcott received a Bachelor of Arts degree in Science Technology & Society and a Master of Science degree in Management Science, both from Stanford University.
Employment Agreement
On September 5, 2012, the Board approved the terms of the employment agreement (the “Employment Agreement”) between Legacy Reserves Services, Inc. (“Employer”), a wholly owned subsidiary of the Partnership, and James Daniel Westcott (the “Executive Officer”). The Employment Agreement may be terminated by the Employer or Mr. Westcott at any time.
Under the Employment Agreement Mr. Westcott will serve, as of the Effective Date, as Executive Vice President and Chief Financial Officer of the Company. The Employment Agreement contains customary confidentiality, cooperation, non-solicitation, non-competition and non-disparagement provisions. Under the non-compete provisions, the Executive Officer is prohibited, during the term of his employment, from engaging or participating, directly or indirectly, with any person or entity, in any activity pertaining to the leasing, acquiring, exploring, producing, gathering or marketing of hydrocarbons and may not invest in any other such business unless approved in writing by a majority of the Board. For a period of 90 days after termination of employment the Executive Officer is prohibited from engaging in these activities in counties (including adjacent counties) where the Partnership and its affiliates do business, and his investments in publicly traded companies engaged in similar businesses are limited for a period of one year after termination unless such competitive activity is approved in writing by a majority of the Board.
In addition, the Employment Agreement prohibits the Executive Officer from soliciting any of the Partnership's employees or customers for two years following termination and from participating in any publicly traded partnership or limited liability company or privately held company contemplating an initial public offering that is in direct competition with the Partnership for one year following the termination of employment. Further, the Executive Officer must assign any individual rights that he may have in any intellectual property and business opportunities to the Partnership.
Mr. Westcott will be paid an annual base salary of $275,000 commencing on the Effective Date, subject to review and adjustment by the Board. Mr. Westcott is entitled to cash and non-cash incentive awards as determined by the Board based on the recommendation of the Compensation Committee of the Board (the “Committee”) (See “Incentive Compensation” below). In addition, Mr. Westcott is entitled to participate in all employee benefit plans and programs of the Company on substantially the same terms as other executive officers of the Employer.
If the Employment Agreement is terminated by the Employer for “cause” or by the Executive Officer without “good reason” (as such terms are defined in the Employment Agreement), no severance payments are due.

Upon a termination of the Employment Agreement by the Employer other than for cause or by the Executive Officer with good reason, the Executive Officer would be entitled to severance pay in the amount of two years of annual base salary payable monthly at the highest rate in effect at any time during the 36 month period prior to termination, a lump sum payment equal to the average annual bonus of the two years preceding the termination and an amount equal to the executive's pro-rata bonus for the fiscal year in which the termination occurs, such pro-rata bonus amount to be paid in a lump sum within 30 days following the date of termination. In addition, the Executive Officer is entitled to the full costs of the executive's COBRA continuation coverage for the shorter of the severance period or the time when he receives substantially similar benefits from a subsequent employer.
In case of termination by the Employer without cause or by the Executive Officer with good reason within one year following a “change in control” (as such term is defined in the Employment Agreement), the Executive Officer will be entitled to a payment of three years of his annual base salary determined at the highest rate in effect at any time during the 36 month period prior to termination, payable in a lump sum within 30 days of termination. In addition, the Executive Officer will be entitled to receive the average annual bonus of the two years preceding the termination, an amount equal to the Executive Officer's pro-rata bonus for the fiscal year in which the termination occurs (such pro-rata bonus amount to be paid in a lump sum within 30 days following the date of termination) and the full costs of the Executive Officer's COBRA continuation coverage for the shorter of the severance period or the time when the Executive Officer receives substantially similar benefits from a subsequent employer.
If the Employment Agreement terminates due to the Executive Officer's death or disability during the employment period, the Executive Officer or the Executive Officer's estate will be entitled to the payment of a lump-sum cash payment equal to the Executive Officer's earned but unpaid base salary, accrued but unpaid bonus and pro-rata bonus for such fiscal year, any unreimbursed business expenses, and any accrued benefits.
Incentive Compensation
Also on September 5, 2012, in accordance with the Amended and Restated Legacy Reserves LP Compensation Policy effective February 18, 2010, the Board, upon the recommendation of the Committee, determined the incentive compensation structure for Mr. Westcott applicable to incentive grants to be made in early 2013 with respect to Mr. Westcott's and the Partnership's performance during the year ended December 31, 2012, as follows:

•	with respect to potential cash incentive compensation, the maximum subjective and objective components will each be 50% of the 2012 annual base salary (the “2012 Base Salary”), or $275,000; and

•	with respect to the potential equity-based incentive compensation, the maximum subjective value will be 60% of the 2012 Base Salary and the maximum objective value will be 90% of the 2012 Base Salary.
Restricted Unit Grant
In accordance with and pursuant to the Amended and Restated Legacy Reserves LP Long-Term Incentive Plan (the “LTIP”), the Committee authorized a grant to Mr. Westcott, as of the Effective Date, of an aggregate of 81,000 restricted units (“Restricted Units”) representing limited partner interest in the Partnership as follows:
•21,000 Restricted Units to vest equally over three years on the anniversary date of the grant; and
•60,000 Restricted Units to vest in full on the fifth anniversary of the grant.
In accordance with the terms of the LTIP, any Restricted Units that fail to vest will be forfeited.
Mr. Westcott does not have any material relationship with any director or executive officer of the Partnership, the Partnership or its affiliates and has no family relationships with any directors or executive officers of the Partnership.

Current Interim Chief Financial Officer will remain Vice President-Finance and Treasurer
On September 6, 2012, Legacy Reserves LP (the “Partnership” or “Legacy”) announced that James R. Lawrence, Interim Chief Financial Officer, Vice President - Finance and Treasurer, will continue in his capacity as Interim Chief Financial Officer until the Effective Date of Mr. Westcott's appointment. Thereafter, Mr. Lawrence will continue to serve as Vice President - Finance and Treasurer of the General Partner.
Item 8.01 Other Events.
The Partnership has increased its planned capital expenditures for the full year 2012 from $62 million to $66 million. The increase in total expected capital expenditures is primarily due to recently identified non-operated opportunities as well as opportunities identified in our recent acquisitions.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGACY RESERVES LP

	By:	Legacy Reserves GP, LLC,
its General Partner

Date: September 11, 2012	/s/ Dan G. LeRoy
Dan G. LeRoy
Vice President, General Counsel and Secretary